C-102A Rev 12/93

New Jersey Division of Revenue

Certificate of Amendment to the Certificate of Incorporation
(For Use by Domestic Profit Corporations)

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is:

Sun Bancorp, Inc.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 22nd day of July, 20 11

Resolved, that the first sentence of Article V of the Certificate of Incorporation be amended to read as follows:

The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 201,000,000 of which 200,000,000 are to be shares of common stock, $1.00 par value per share, and of which 1,000,000 are to be shares of serial preferred stock, $1.00 par value per share.

3. The number of shares outstanding at the time of the adoption of the amendment was:  83,066,825

The total number of shares entitled to vote thereon was:  83,035,111

If the shares of any class or series of shares are entitled to vote thereon as a class, set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).

Common Stock, $1.00 par value per share, 83,035,111 shares are entitled to vote.

4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment                                                 Number of Shares Voting Against Amendment

71,240,812                                                                                2,857,114

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).  Not applicable

6. Other provisions: (Omit if not applicable).  Not applicable

IN WITNESS WHEREOF, the undersigned has signed this certificate on the 25th day of July, 2011.

SUN BANCORP, INC.

By:	/s/ Thomas X. Geisel
Thomas X. Geisel
President and Chief Executive Officer
(Duly Authorized Officer)